Exhibit 3.1

CERTIFICATE OF CONVERSION

TO

LIMITED LIABILITY COMPANY

OF

JEFFERIES GROUP, INC.

TO

JEFFERIES GROUP LLC

This Certificate of Conversion to Limited Liability Company, dated as of February 28, 2013, has been duly executed and is being filed by Jefferies Group, Inc., a Delaware corporation (the “Corporation”), to convert the Corporation to Jefferies Group LLC, a Delaware limited liability company (the “LLC”), under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (the “DLLCA”) and the General Corporation Law of the State of Delaware (8 Del. C. § 101, et seq.) (the “DGCL”).

FIRST: The Corporation filed its original certificate of incorporation with the Secretary of State of the State of Delaware and was first incorporated on December 23, 1998, in the State of Delaware, and was incorporated in the State of Delaware immediately prior to the filing of this Certificate of Conversion to Limited Liability Company.

SECOND: The name and type of entity of the Corporation immediately prior to the filing of this Certificate of Conversion to Limited Liability Company was Jefferies Group, Inc., a Delaware corporation.

THIRD: The name of the Delaware limited liability company into which the Corporation shall be converted as set forth in its certificate of formation is Jefferies Group LLC.

FOURTH: The conversion has been approved in accordance with the provisions of Section 266 of the DGCL and Section 18-214 of the DLLCA.

FIFTH: The conversion of the Corporation to the LLC shall be effective at 12:02 a.m. (Eastern time) on March 1, 2013.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion to Limited Liability Company as of the date first-above written.

JEFFERIES GROUP, INC.

By:	/s/ Roland Kelly
	Name:	Roland Kelly
	Title:	Assistant Secretary

[Signature Page to Certificate of Conversion]